Exhibit 99.1

Contacts: At Cambridge Heart: Vincenzo LiCausi Chief Financial Officer (978) 654-7600 x 6645 vincenzol@cambridgeheart.com	Media: KOGS Communication Edna Kaplan (781) 639-1910 kaplan@kogspr.com	Investor Relations: Allen & Caron Matt H. Clawson (949) 474-4300 matt@allencaron.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE SECOND

QUARTER 2009

Tewksbury, Mass., August 12, 2009 – Cambridge Heart, Inc. (OTCBB-CAMH), today reported results for its second quarter ended June 30, 2009. The following financial and strategic items highlight the Company’s activity for the second quarter.

•	Revenue from the sale of Alternans equipment and sensors in the U.S. was $530,500, an increase of 4% compared to the same period in 2008, and a 2% sequential increase when compared to the first quarter of 2009. Domestic sales and placements of the Heartwave II system were 15 for the second quarter, compared to 10 systems in the same period in 2008, and 14 systems in the first quarter of 2009.

•	In June, the Company entered into a non-exclusive development and distribution agreement with a leading U.S. stress manufacturer to develop an OEM MTWA Module which will be offered as an upgrade to the manufacturers’ existing installed base and as an option to new stress customers. The Company is progressing on the development of the Module and as previously disclosed, expects the Module to be ready for launch before the end of the third quarter of 2010. The Company continues to explore additional development and distribution opportunities.

Commenting on the results of the quarter, Cambridge Heart CEO Ali Haghighi-Mood said, “Despite the general weakness in sales of medical capital equipment due to the continued challenging economic conditions, sales of our Alternans products in the U.S. during the second quarter were slightly better than the same quarter last year and the first quarter of 2009. The results indicate that the recent restructuring of our sales organization has improved the cost effectiveness of our direct sales force.” Mr. Haghighi-Mood added, “We are clear, however, that we need to continue to identify and execute on additional opportunities which could expand the scope of our distribution capabilities, and in turn, drive broader adoption and utilization of our technology.”

Financial Results for the three and six months ended June 30, 2009

Total revenue for the three months ended June 30, 2009 was $793,000, a decrease of 14% from total revenue of $927,000 reported during the same period of 2008. On a sequential basis, total revenue decreased $43,000, or 5%, from total revenue of $836,000 for the quarter ended March 31, 2009. The decrease in revenue for both periods was due to lower sales of our stand-alone stress products, primarily sold through third party distributors in the U.S. and internationally, and lower sales of our Alternans products outside the U.S. Total revenue for the six months ended June 30, 2009 and 2008 was $1,629,000 and $2,104,000, respectively.

Cost of sales for the second quarter of 2009 was $463,000 compared to $525,000 in the same period in 2008. Gross margin as a percent of revenue for the second quarter was 42% compared to 43% for the same period last year. Cost of sales for the six months ended June 30, 2009 and 2008 was $956,000 and $1,085,000, respectively. Gross margin as a percent of revenue for the six months of 2009 and 2008 was 41% and 48%, respectively. The decrease in gross margin as a percent of revenue is primarily attributable to the lower sales volume relative to our fixed manufacturing overhead costs.

Selling, general and administrative expenses for the three month period ended June 30, 2009 were $2,018,000, a decrease of $837,000 or 29%, compared to the second quarter of 2008. For the six month period ended June 30, 2009, selling, general and administrative expenses were $4,451,000, a decrease of $1,458,000 or 25%, compared to the same period last year. The decrease in selling expense from the 2008 periods was primarily driven by lower selling expenses as a result of expense reductions implemented at the end of the first quarter of 2009, and lower sales of commissionable products. Also, the 2008 periods included commission costs related to the co-marketing agreement with St. Jude Medical, which are no longer recurring. General and administrative expenses were also lower compared to the 2008 periods due to lower non-cash compensation expense and lower legal expenses.

The operating loss for the second quarter of 2009 was $1,780,000, compared to an operating loss of $2,630,000 for the same period in the prior year. Included in the operating loss for the three-month periods in 2009 and 2008 was $497,000 and $730,000, respectively, of non-cash stock-based compensation expense, which relates to previously granted stock options and restricted stock awards. The net loss for the 2009 second quarter was $1,779,000 or $0.03 per share, compared to a net loss of $2,559,000, or $0.04 per share, in the comparable 2008 period. The operating loss for the six months ended June 30, 2009 was $3,944,000 compared to an operating loss of $5,178,000 for the same period in the prior year. Included in the operating loss for the six-month periods in 2009 and 2008 was $1,010,000 and $1,473,000, respectively, of non-cash stock-based compensation expense, which relates to previously granted stock options and restricted stock awards. The net loss for the six-month period was $3,934,000 or $0.06 per share, compared to a net loss of $4,941,000, or $0.08 per share, in the comparable 2008 period.

The Company’s cash used by operations for the three and six months ended June 30, 2009 was $1,179,000 and $2,380,000, compared to $1,242,000 and $2,239,000, respectively, for the same periods in 2008. The increase in cash use for the six-month period in 2009 compared to 2008 is primarily attributable to lower revenue, which was partially offset by lower SG&A expense. The Company ended the second quarter of 2009 with unrestricted cash and cash equivalents of $3,819,000.

The Company currently has a total of 69.1 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series A preferred stock and Series C preferred stock. In addition, there are options and warrants outstanding to purchase 7.4 million common equivalent shares, bringing the fully diluted share count to 76.5 million common equivalent shares.

Questions can be directed to the Company’s management or its investor relations agent at the contact numbers or email addresses noted above.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB.

http://www.cambridgeheart.com.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of first-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

– Financial information follows –

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations

	Three months ended June 30,		Six months ended June,
	2008	2009	2008	2009
	(unaudited)		(unaudited)

Revenue	$927,448	$793,090	$2,104,049	$1,628,612

Cost of goods sold	525,347	462,691	1,085,464	955,501

Gross profit	$402,101	$330,399	$1,018,585	$673,111

Costs and expenses
Research and development	177,254	92,239	287,747	166,687
Selling, general and administrative	2,854,790	2,017,825	5,909,288	4,450,779

Total operating expenses	$3,032,044	$2,110,064	$6,197,035	$4,617,466

Loss from operations	$(2,629,943)	$(1,779,665)	$(5,178,450)	$(3,944,355)

Interest income	72,781	2,206	242,199	13,696
Interest expense	(2,222)	(1,834)	(5,137)	(3,601)

Net loss	$(2,559,384)	$(1,779,293)	$(4,941,388)	$(3,934,260)

Net loss attributable to common shareholders	$(2,559,384)	$(1,779,293)	$(4,941,388)	$(3,934,260)

Net loss per common share - basic and diluted	$(0.04)	$(0.03)	$(0.08)	$(0.06)

Weighted average shares outstanding - basic and diluted	64,543,021	64,543,021	64,543,021	64,543,021

Balance Sheet

	December 31, 2008	June 30, 2009
	(unaudited)

Assets
Cash and cash equivalents	$6,207,074	$3,819,453
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	766,879	551,914
Inventory	1,455,330	1,336,629
Other prepaid assets	123,080	84,484

Total current assets	8,652,363	5,892,480

Fixed assets, net	358,434	273,640
Restricted cash, net of current portion	400,000	400,000
Other assets	47,845	45,743

Total assets	$9,458,642	$6,611,863

Liabilities and stockholders’ equity (deficit)
Accounts payable and accrued expenses	$1,750,700	$1,833,621
Debt, current portion	11,135	12,293

Total current liabilities	1,761,835	1,845,914
Debt, long-term portion	27,121	20,671

Total liabilities	1,788,956	1,866,585

Convertible preferred stock	11,678,244	11,678,244

Stockholders’ equity
Common stock	65,017	64,922
Additional paid-in-capital	84,570,518	85,580,465
Accumulated deficit	(88,644,093)	(92,578,353)

Total stockholders’ equity (deficit)	(4,008,558)	(6,932,966)

Total liabilities and stockholders’ equity (deficit)	$9,458,642	$6,611,863